Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1987

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY PARTNERS, L.P. REPORTS SECOND QUARTER 2013 RESULTS

•	Net income attributable to SXCP reached $15.8 million, or $0.49 per unit

•	Adjusted EBITDA rose 24.5 percent to $37.0 million in second quarter 2013, with the portion attributable to SXCP at $23.7 million

•	Distributable cash flow in second quarter 2013 totaled $18.7 million, supporting an expected cash payout totaling approximately $13.5 million and coverage ratio of 1.38 for second quarter 2013

•	Cash distribution per unit increased 2.4 percent to $0.4225 per limited partner unit from the minimum quarterly rate of $0.4125

Lisle, IL (July 25, 2013) – SunCoke Energy Partners, L.P. (NYSE: SXCP) (“SXCP”) today reported second quarter 2013 net income attributable to SXCP of $15.8 million, an increase of $4.1 million from net income of $11.7 million in second quarter 2012.

“In the second quarter, we delivered value to investors through an increase to our quarterly cash distribution — an increase supported by the sustained strong operations at our Haverhill and Middletown facilities.” said Fritz Henderson, Chairman and Chief Executive Officer of SXCP. “In addition, we announced our intent to acquire the assets of Lakeshore Coal Handling Corporation, which we expect will be accretive to distributable cash flow. We continue to see significant opportunities to grow our business and enhance investor value by extending our position as a leading supplier to the U.S. and Canadian steel industry.”

SXCP is a master limited partnership that owns a 65 percent interest in each of SunCoke Energy, Inc.’s (NYSE: SXC) Haverhill and Middletown cokemaking facilities, with the remaining 35 percent ownership retained by SXC and reflected as noncontrolling interest. Reported results for periods prior to the closing of SXCP’s January 24, 2013 initial public offering represent predecessor results and reflect SXC’s 100 percent ownership of Haverhill and Middletown. SXC, through certain of its subsidiaries, owns a 55.9 percent limited partner interest in the partnership, incentive distribution rights and is the general partner of the partnership, holding a 2.0 percent general partner interest.

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CONSOLIDATED RESULTS

	Three months ended June 30,
(In millions)	2013	2012	Increase/ (Decrease)
Coke Production (in ‘000s of tons)	455	443	12
Revenues	$167.7	$182.1	$(14.4)
Operating Income	$29.4	$19.4	$10.0
Adjusted EBITDA(1)	$37.0	$29.7	$7.3
Adjusted EBITDA(1) attributable to SXCP(2)	$23.7	$29.7	$(6.0)
Net Income attributable to Predecessor/SXCP (2)	$15.8	$11.7	$4.1

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release
(2)

Prior year results are not comparable as they reflect 100 percent of the operating results of Haverhill and Middletown, whereas the current year includes 65 percent of their results subsequent to the initial public offering of SunCoke Energy Partners, L.P.

Revenues declined 7.9 percent to $167.7 million in second quarter due to the pass-through of lower coal prices, partly offset by higher sales volumes.

Second quarter 2013 operating income increased 51.5 percent to $29.4 million and Adjusted EBITDA rose 24.5 percent to $37.0 million. The improvement in operating income and Adjusted EBITDA was driven by higher sales volumes and improved coal-to-coke yields at our Middletown and Haverhill facilities. The portion of Adjusted EBITDA attributable to SXCP was $23.7 million.

The same factors contributed to net income attributable to SXCP increasing $4.1 million to $15.8 million in second quarter 2013, an increase of 35.0 percent versus the same prior year period.

CASH DISTRIBUTIONS

On July 23, 2013, the Board of Directors of SXCP’s general partner declared a quarterly cash distribution of $0.4225 per limited partnership unit, an increase of 2.4 percent over the minimum quarterly cash distribution rate of $0.4125. This cash distribution will be paid on August 30, 2013 to unit holders of record as of August 15, 2013.

SECOND HALF 2013 OUTLOOK

We cooperated with AK Steel on its projected second half 2013 coke needs after a recent blast furnace outage at their Middletown plant and expect no material impact to our 2013 outlook as a result. Specifically, due to this outage, we have agreed to manage production at our Haverhill cokemaking facility to be consistent with annual contract maximums and to temporarily trim coke production at our Middletown facility to name plate capacity level in the second half 2013. We also plan to provide AK Steel a temporary extension of payment terms on December 2013 coke production. Due to the temporarily reduced production at Middletown, our general partner, SunCoke Energy, Inc. (NYSE: SXC), pursuant to our omnibus agreement, anticipates remitting make-whole payments to us in quarterly installments based on actual production. In addition, also pursuant to our omnibus agreement, for the extended term receivables, SXC will remit to us the amounts due under normal contract terms and hold these receivables with AK Steel.

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RELATED COMMUNICATIONS

SXCP and SXC will host a joint investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on the Investor Relations section of www.sxcpartners.com. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 35040330. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 3504 0330#.

UPCOMING EVENTS

SXCP plans to participate in the following investor conferences:

•	Citi’s 2013 One-on-One MLP/Midstream Infrastructure Conference on August 21-22, 2013 in Las Vegas, NV

•	Keybanc Basic Materials & Packaging Conference on September 10, 2013 in Boston, MA

•	Barclays 2013 CEO Energy/Power Conference on September 12, 2013, in New York, NY

•	Deutsche Bank Leveraged Finance Conference on October 2, 2013 in Scottsdale, AZ

SUNCOKE ENERGY PARTNERS PREDECESSOR

Financial results for periods prior to the January 24, 2013 closing of SXCP’s initial public offering represent the financial results of SXCP’s predecessor, which was comprised of 100 percent of the cokemaking operations and related assets of SXC’s Haverhill and Middletown facilities. These financial results include all revenues, costs, assets and liabilities attributed to the predecessor after the elimination of all significant intercompany accounts and transactions. Upon the closing of the IPO, SunCoke Energy, Inc. contributed a 65 percent interest in the predecessor to SXCP. SXC’s 35 percent ownership interest in these facilities is reflected as a noncontrolling interest.

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SXCP’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SXCP’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SXCP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership, which manufactures coke used in the blast furnace production of steel. Our advanced, heat recovery cokemaking process produces consistently high-quality coke, captures waste heat to generate steam or electricity, and reduces environmental impacts. Our General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), the largest independent producer of metallurgical coke in the Americas, with 50 years of cokemaking experience and an international reputation for leadership, innovation and environmental stewardship in our industry.

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DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the interest, taxes, depreciation, depletion and amortization attributable to equity earnings in unconsolidated affiliates. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuel tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit that is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets. We believe Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance. Adjusted EBITDA is a measure of operating performance that is not defined by GAAP, does not represent and should not be considered a substitute for net income as determined in accordance with GAAP. Calculations of Adjusted EBITDA may not be comparable to those reported by other companies.

•	Adjusted EBITDA attributable to SXCP equals Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements.” Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting SXCP’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; changes in the marketplace that may affect supply and demand for our metallurgical coke products, including increased exports of coke from China and increasing competition from alternative steelmaking and cokemaking technologies that have the potential to reduce or eliminate the use of metallurgical coke; our dependence on, relationships with, and other conditions affecting, our customers; severe financial hardship or bankruptcy of one or more of our major customers, or the occurrence of a customer default and other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which our customers operate; our ability to enter into new, or renew existing, long-term agreements upon favorable terms for the supply of metallurgical coke to domestic and/or foreign steel producers; our ability to develop, design, permit, construct, start up or

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operate new cokemaking facilities in the U.S.; our ability to successfully implement our international growth strategy; our ability to consummate investments under favorable terms, including with respect to existing cokemaking facilities, which may utilize by-product technology, in the U.S. and Canada, and integrate them into our existing businesses and have them perform at anticipated levels; unanticipated developments that may negatively impact the Partnership; receipt of regulatory approvals and compliance with contractual obligations required in connection with the Partnership’s operations; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in our cokemaking operations, and in the operations of our major customers, business partners and/or suppliers; changes in the expected operating levels of our assets; our ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in our coke sales agreements; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; our ability to service our outstanding indebtedness; our ability to comply with the restrictions imposed by our financing arrangements; nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; availability of skilled employees for our cokemaking operations, and other workplace factors; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; effects of adverse events relating to the operation of our facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); changes in the availability and cost of equity and debt financing; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by our suppliers; risks related to labor relations and workplace safety; changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations, including those relating to the environment; the existence of hazardous substances or other environmental contamination on property owned or used by us; claims of our noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which we are a party or liability resulting from such litigation, arbitration, or other proceedings; historical combined and consolidated financial data may not be a reliable indicator of future results; incremental costs as a stand-alone public company; changes in product specifications for the coke that we produce; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of our insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; and effects of geologic conditions, weather, natural disasters and other inherent risks beyond our control. Unpredictable or unknown factors not disclosed in this release also could have material adverse effects on forward-looking statements.

The Partnership has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by the Partnership. For more information concerning these factors, see the Partnership’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership does not have any intention or obligation to update any forward-looking statement (or its associated cautionary language) whether as a result of new information or future events, after the date of this press release except as required by applicable law.

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SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Income

(Unaudited)

The following tables set forth our Combined and Consolidated Statement of Income, Adjusted EBITDA and operating data for the three and six months ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
		Predecessor		Predecessor
		(Dollars and units in millions, except per unit amounts)
Revenues
Sales and other operating revenue	$167.7	$182.1	$352.6	$358.8

Costs and operating expenses
Cost of products sold and operating expenses	126.0	147.6	264.4	291.1
Selling, general and administrative expenses	4.7	6.2	9.1	11.3
Depreciation expense	7.6	8.9	15.2	16.7

Total costs and operating expenses	138.3	162.7	288.7	319.1

Operating income	29.4	19.4	63.9	39.7
Interest expense	2.8	2.7	9.5	5.3

Income before income tax expense	26.6	16.7	54.4	34.4
Income tax expense	0.2	5.0	4.1	10.3

Net income	$26.4	$11.7	$50.3	$24.1

Less: Net income attributable to noncontrolling interests	10.6		19.2

Net income attributable to SunCoke Energy Partners, L.P./ Predecessor	$15.8		$31.1

Less: Predecessor net income prior to initial public offering on January 24, 2013	—		3.5

Net income subsequent to initial public offering	$15.8		$27.6

General partner’s interest in net income	$0.4		$0.6
Common unitholders’ interest in net income	$7.7		$13.5
Subordinated unitholders’ interest in net income	$7.7		$13.5
Weighted average common units outstanding (basic and diluted)	15.7		15.7
Weighted average subordinated units outstanding (basic and diluted)	15.7		15.7
Net income per common unit outstanding (basic and diluted)	$0.49		$0.86
Net income per subordinated unit outstanding (basic and diluted)	$0.49		$0.86
Coke operating data
Capacity utilization (%)	111	108	110	106
Coke production volumes (thousands of tons)	455	443	897	872
Coke sales volumes (thousands of tons)	458	430	906	854
Adjusted EBITDA	$37.0	$29.7	$78.5	$59.1
Adjusted EBITDA per ton(1)	$80.79	$69.07	$86.64	$69.20

(1)	Reflects Adjusted EBITDA per ton divided by sales volumes

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SunCoke Energy Partners, L.P.

Combined and Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)	Predecessor
	(Dollars in millions)
Assets
Cash	$115.6	$—
Receivables	26.7	27.4
Inventories	56.3	63.2

Total current assets	198.6	90.6

Properties, plants and equipment, net	764.0	768.7
Deferred income taxes	—	21.4
Deferred charges and other assets	7.8	4.8

Total assets	$970.4	$885.5

Liabilities
Accounts payable	48.2	41.5
Accrued liabilities	3.6	17.0
Interest payable	4.8	—

Total current liabilities	56.6	58.5

Long-term debt	149.7	225.0
Deferred income taxes	1.6	—
Other deferred credits and liabilities	0.3	0.3

Total liabilities	208.2	283.8

Equity
Parent net equity	—	601.7
Held by public:
Common units (13,501,862 units issued and outstanding at June 30, 2013)	239.3	—
Held by parent:
Common units (2,209,697 units issued and outstanding at June 30, 2013)	40.6	—
Subordinated units (15,709,697 units issued and outstanding at June 30, 2013)	288.4	—
General partner interest (2% interest)	7.0	—

Partners’ capital attributable to SunCoke Energy Partners, L.P/parent net equity	575.3	601.7
Noncontrolling interest	186.9	—

Total equity	762.2	601.7

Total liabilities and partners’/parent net equity	$970.4	$885.5

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SunCoke Energy Partners, L.P.

Combined Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2013	2012
		Predecessor
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$50.3	$24.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	15.2	16.7
Deferred income tax expense	3.9	10.3
Changes in working capital pertaining to operating activities:
Receivables	(33.9)	2.9
Inventories	6.9	(1.8)
Accounts payable	6.7	(18.1)
Accrued liabilities	(13.4)	3.0
Interest payable	4.8	—
Other	3.2	0.1

Net cash provided by operating activities	43.7	37.2

Cash Flows from Investing Activities:
Capital expenditures	(10.5)	(5.5)

Net cash used in investing activities	(10.5)	(5.5)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P, net of offering costs	231.8	—
Proceeds from issuance of long-term debt	150.0	—
Payment for debt issuance costs related to issuance of long-term debt	(5.9)	—
Repayment of long-term debt	(225.0)	—
Net transfer to parent		(31.7)
Distributions to unitholders (public and parent)	(9.8)	—
Distributions to SunCoke Energy, Inc.	(58.7)	—

Net cash provided by (used in) financing activities	82.4	(31.7)

Net increase in cash	115.6	—
Cash at beginning of period	—	—

Cash at end of period	$115.6	$—

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SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P.	$23.7	$29.7	$53.8	$59.1
Add: Adjusted EBITDA attributable to noncontrolling interests	13.3	—	24.7	—

Adjusted EBITDA	$37.0	$29.7	$78.5	$59.1

Subtract:
Depreciation expense	7.6	8.9	15.2	16.7
Interest expense, net	2.8	2.7	9.5	5.3
Income tax expense	0.2	5.0	4.1	10.3
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(1)	—	1.4	(0.6)	2.7

Net income	$26.4	$11.7	$50.3	$24.1

(1)	At December 31, 2012, we had $12.4 million accrued related to sales discounts to be paid to our customer at our Haverhill facility. During the three months ended March 31, 2013 we settled this obligation with a payment of $11.8 million, resulting in a gain of $0.6 million for the three months ended March 31, 2013. This gain is recorded in sale and other operating revenue on our combined and consolidated statement of income.

Adjusted EBITDA to Net Income Disaggregated for Periods Prior to and Subsequent to our IPO

	SunCoke Energy Partners, L.P. Predecessor	SunCoke Energy Partners, L.P.	Six Months Ended June 30, 2013
	Through January 23, 2013	From January 24, 2013
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P.	$9.7	$44.1	$53.8
Add: Adjusted EBITDA attributable to noncontrolling interests(1)	$—	24.7	24.7

Adjusted EBITDA	$9.7	$68.8	$78.5

Subtract:
Depreciation expense	1.9	13.3	15.2
Financing expense, net	0.6	8.9	9.5
Income tax expense	3.7	0.4	4.1
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits	—	(0.6)	(0.6)

Net income	$3.5	$46.8	$50.3

(1)	Reflects the 35 percent of the Haverhill and Middletown facilities retained by SunCoke Energy, Inc. for periods subsequent to the IPO.